Exhibit 10.2

Third Amendment to Master Lease Agreement

This Third Amendment to Master Lease Agreement (this "Third Amendment") is entered into as of July 31, 2006 by and among (i) HRES1 PROPERTIES TRUST, a Maryland real estate investment trust, as landlord ("Landlord"), and (ii) FS PATRIOT LLC and FS COMMONWEALTH LLC, each a Maryland limited liability company, jointly and severally, as tenant ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Master Lease Agreement dated as of March 3, 2006 (as amended, the "Lease"); and

WHEREAS, Landlord and Tenant wish to clarify and amend certain terms of the Lease;

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.           Section 2.5(i) of the Lease is hereby amended by deleting the date "July 31, 2006" and inserting the date "September 8, 2006" in its place.

2.           Section 5.3 of the Lease is hereby amended by deleting the section in its entirety and inserting the following in its place:

5.3          Yield Up. Upon the expiration or sooner termination of this Agreement, Tenant shall, subject to the completion of a transfer of ownership approved by the Massachusetts Department of Public Health, vacate and surrender the Leased Property to Landlord in the condition in which the Leased Property was on the Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, ordinary wear and tear excepted.

In addition, upon the expiration or earlier termination of this Agreement, Tenant shall, at Landlord’s reasonable cost and expense, use its best efforts to complete the transfer of ownership of the hospital business and the related hospital operations and records necessary for such operations to, and cooperate with, Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, which may be necessary for the operation of the hospitals at the Facilities. Until the transfer of ownership is approved by the Massachusetts Department of Public Health, it is understood that Tenant shall continue as owner and licensee of the hospital business and the related hospital operations conducted at the Facilities after the termination of this Agreement and for so long thereafter as is necessary for Landlord or Landlord’s nominee to obtain all necessary licenses, operating permits and other governmental authorizations. If a new tenant is not licensed upon the expiration

Execution Copy

or termination of this Agreement in connection with a Default or Event of Default by Tenant, then, during such post termination period, Tenant shall pay hold over rent in accordance with Section 13. Otherwise, during such period, Minimum Rent shall be payable in an amount equal to 75% of the Minimum Rent payable for the last month of the Term for the first six (6) months after the expiration date and 50% of such Minimum Rent thereafter.

It is expressly understood and agreed that any transfer pursuant to Section 5.3 or any other section of this Agreement is not a transfer of ownership of the hospital and is not a transfer of the right, title and interest related to licenses granted by the Massachusetts Department of Public Health to operate the Facilities or any other permit, license or certification used in the operation of the Facilities that is otherwise by its terms non-transferable. Any change in ownership and licensee shall be subject, in all events, to the approval of each and every applicable Government Agency, including, without limitation, the Massachusetts Department of Public Health, and Applicable Law, Tenant being obligated to cooperate in and facilitate such approval process.

3.	As amended hereby, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment under seal as of the date first written above.

LANDLORD:

HRES1 PROPERTIES TRUST

By: /s/ John R. Hoadley
John R. Hoadley, Treasurer

TENANT:

FS PATRIOT LLC

By: /s/ Bruce J. Mackey
Bruce J. Mackey, Treasurer

FS COMMONWEALTH LLC

By: /s/ Bruce J. Mackey
Bruce J. Mackey, Treasurer